EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

THIS AGREEMENT (together with the exhibits and schedules attached hereto, this “Agreement”) dated as of the 22nd day of February, 2012

BETWEEN:

LANGOLD ENTERPRISES LIMITED., a company incorporated under the laws of the Seychelles, having an address of Room 3, Dekk House, Rue De Zippora, Providence, Mahe, Seychelles, P.O. Box 2009

(herein called the “Assignor”)

AND:

LIBERTY ENERGY CORP., a company incorporated under the laws of the State of Nevada, having an address of Two Allen Center, Suite 1600, 1200 Smith Street, Houston, TX, 77002

(herein called the “Assignee”)

WHEREAS, the Assignee desires to purchase and acquire from the Assignor and the Assignor desires to sell and assign to the Assignee 100% of the Assignor’s rights, title and interest in and to the 3-year Leases attached hereto as Exhibit A (the “Leases”).

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto, and of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed by and between the parties hereto as follows:

ARTICLE 1

ASSIGNMENT OF LEASES

1.1 Assignment of Leases. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties, covenants and agreements contained herein, at the closing of the transactions contemplated hereby, the Assignor will sell, convey, assign and transfer 100% of Assignor’s interest in and to the following 3-year Leases, and the Assignee will purchase and acquire the Leases from the Assignor:

(a)

100% of Assignor’s rights, title and interests in and to the oil, gas and other minerals in and under and that may be produced from the lands described in Exhibit A including, without limitation, interests in oil, gas and/or mineral leases covering any part of the lands, overriding royalty interests, fee mineral interests, and other interests in oil, gas and other minerals in any part of the lands;

(b

 100% of the right, title and interests of Assignor in all presently existing and valid oil, gas and/or mineral unitization, pooling and/or communitization agreements, declarations, and/or orders and the properties covered or included in the units (including, without limitation, units formed under orders, rules, regulations or other official acts of any federal, state or other authority having jurisdiction, voluntary unitization agreements, designations, and/or declarations, and any working interest units created under operating agreements or otherwise), which relate to the properties subject to the Leases;

(c)

100% of the right, title and interests of Assignor in all presently existing and valid production sales and sales related contracts, operating agreements and other agreements and contracts which relate to the properties subject to the Leases or which relate to the exploration, development, operation or maintenance of the properties subject to the Leases or the treatment, storage, transaction or marketing of production from or allocated to the properties subject to the Leases; and

(d)

100% of the right, title and interests of Assignor in and to all materials, supplies, machinery, equipment, improvements, and other personal Leases and fixtures relating to the properties subject to the Leases, and all wells, wellhead equipment, pumping units, flow lines, tanks, buildings, injection facilities, salt water disposal facilities, compression facilities, gathering systems and other equipment, all easements, rights-of-way, surface leases and other surface rights, all permits and licenses and all other appurtenances, used or held for use in connection with or related to the exploration, development, operation or maintenance of any of the properties subject to the Leases.

1.2 Consideration.  In consideration of the sale, transfer and assignment to the Assignee of 100% of Assignor’s right, title and interest in and to the Leases, the Assignee shall pay an aggregate purchase price of 24,155,435 common shares (the “Purchase Shares”) of the Assignee.

1.3 The Closing.  The transfer and delivery of the documents transferring 100% of the right, title and interest of the Assignor to the Leases to the Assignee and the Purchase Shares to the Assignor (the “Closing”) will take place on February 22, 2012 or such earlier date as may be mutually acceptable to the Assignor and the Assignee, subject to the satisfaction or waiver (by the party receiving the benefit thereof) of the conditions precedent set forth in Section 6 and 7 of this Agreement (the “Closing Date”).

1.4 Deliveries.  At the Closing on the Closing Date:

(a)

The Assignor shall deliver to the Assignee executed and duly acknowledged assignments conveying 100% of the right, title and interest of the Assignor to the Leases to the Assignee;

(b)

The Assignee shall deliver to the Assignor and/or its designee the Purchase Shares

(c)

The Assignor and the Assignee shall each execute and deliver such other instruments and take such other action as may be necessary to carry out its obligations under this Agreement; including, without limitation, working together to cause the title to any assets to be transferred into the name of the Assignee in the applicable governmental records.

1.5 Expenses of Assignor.  Any liability or obligation of the Assignor arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and any fees and expenses of counsel, accountants and other experts employed by Assignor shall be paid by the Assignee.

ARTICLE 2

TITLE DUE DILIGENCE

2.1 Access to Leases.  The Assignor shall grant the Assignee such access to the properties subject to the Leases, including all records relating to same, as is necessary to permit the Assignee to conduct a thorough due diligence investigation of the title to the properties subject to the Leases.  The Assignee shall have a maximum of seven (7) days from the date of this Agreement to conduct its due diligence (this 7-day period, as it may be extended in accordance with this Agreement or by other agreement of the parties, will be referred to herein as the “Due Diligence Period”).

2.2 The Assignee shall notify the Assignor in writing (the “Defect Notice”) by the end of the Due Diligence Period of any failures or defects in title (“Title Defects”) that the Assignee may have identified as pertaining to the properties subject to the Leases.  The Defect Notice shall identify the alleged defect and the nature of the defect.  If no defects are identified in said written notice, the Assignee will be deemed to have accepted title for said properties subject to the Leases.  Upon receipt of Defect Notice, the Assignor shall have until the Closing to cure any such Title Defects or, if not curable prior to the Closing, advise the Assignee how such Title Defects will be cured following the Closing and provide a satisfactory commitment to the Assignee with respect to curing of such Title Defects. If the Assignor is unable to cure any material Title Defects to the Assignee’s reasonable satisfaction or provide a plan and commitment to cure such Title Defects prior to the Closing, then the Assignee may (i) terminate this Agreement; or (ii) proceed with the Closing with no reduction in the Purchase Shares.  Title Defect, as used in this Agreement, shall mean any lien, encumbrance, encroachment or other defect in the Assignor’s title to the properties subject to the Leases that would cause the Assignor not to have defensible title to such properties subject to the Leases.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE ASSIGNOR

To induce the Assignee to execute, deliver and perform this Agreement, and in acknowledgement of the Assignee’s reliance on the following representations and warranties, the Assignor jointly and severally represent and warrant to the Assignee as follows as of the date hereof and as of the Closing Date:

3.1 Organization.  The Assignor has the power and authority to conduct its business as it is now being conducted and to own their assets.

3.2 Power and Authority.  The Assignor has the power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby, and the Assignor will have taken all necessary action to authorize the execution and delivery of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby, including but not limited to the receipt of all necessary regulatory approvals.  This Agreement is, and the other agreements and instruments to be executed and delivered by the Assignor in connection with the transactions contemplated hereby, when such other agreements and instruments are executed and delivered, shall be, the valid and legally binding obligations of the Assignor enforceable against the Assignor in accordance with their respective terms.

3.3 Non-Contravention. To the Assignor’s knowledge, neither the execution, delivery and/or performance of this Agreement, nor the consummation of the transactions contemplated hereby, will:

(a)

conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of Assignor under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Assignor, or any of its material properties or assets;

3.4 Actions and Proceedings. To the knowledge of Assignor, (i) there is no basis for and there is no action, suit, judgment, claim, demand or proceeding outstanding or pending, or threatened against or affecting Assignor or which involves any of the business, or the properties or assets of Assignor that, if adversely resolved or determined, would have a material adverse effect on the Leases (a “Assignor Material Adverse Effect”), and (ii) there is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have such a Assignor Material Adverse Effect.

3.5 Compliance.

(a)

To the knowledge of Assignor, Assignor is in compliance with, is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule, decree or other regulation that would constitute a Assignor Material Adverse Effect;

(b)

To the knowledge of Assignor, Assignor is not subject to any judgment, order or decree entered in any lawsuit or proceeding applicable to its business and operations that would result in a Assignor Material Adverse Effect; and

(c)

To the knowledge of Assignor, Assignor has duly filed all reports and has obtained all governmental permits and other governmental consents, except as may be required after the execution of this Agreement.  To the knowledge of Assignor, all of such permits and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or to the knowledge of Assignor, threatened, and none of them will be adversely affected by the consummation of this Agreement.

3.6 Filings, Consents and Approvals. To the knowledge of Assignor, no filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or governmental body or authority or other person or entity is necessary for the consummation by Assignor of the transactions contemplated by this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF ASSIGNEE

To induce the Assignor to execute, deliver and perform this Agreement, and in acknowledgement of Assignor’s reliance on the following representations and warranties, the Assignee hereby represents and warrants to the Assignor as follows as of the date hereof and as of the Closing Date:

4.1 Organization.  The Assignee is a corporation duly incorporated, validly existing and in good standing under the laws of the Seychelles, with the power and authority to conduct its business as it is now being conducted and to own and lease its properties and assets.

4.2 Power and Authority.  The Assignee has the power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby, and the execution, delivery and performance of the Agreement by the Assignee has been duly authorized.  This Agreement is, and, when such other agreements and instruments are executed and delivered, the other agreements and instruments to be executed and delivered by the Assignee in connection with the transactions contemplated hereby shall be, the valid and legally binding obligations of the Assignee, enforceable in accordance with their respective terms.

4.3 Broker’s or Finder’s Fees.  The Assignee has not authorized any person to act as broker, finder, or in any other similar capacity in connection with the transactions contemplated by this Agreement.

4.4 No Conflict.  Neither the execution and delivery by the Assignee of this Agreement and of the other agreements and instruments to be executed and delivered by the Assignee in connection with the transactions contemplated hereby or thereby, nor the consummation by the Assignee of the transactions contemplated hereby, will or do violate or conflict with: (a) any foreign or local law, regulation, ordinance, governmental restriction, order, judgment or decree applicable to the Assignee; (b) any provision of any charter, bylaw, or (c) under any material agreement to which the Assignee is a party.

4.5 Required Consents.  No permit or approval, authorization, consent, permission, or waiver to or from any person, or notice, filing, or recording to or with, any person is necessary for the execution and delivery of this Agreement and the other agreements and instruments to be executed and delivered by the Assignee in connection with the transactions contemplated hereby, or the consummation by the Assignee of the transactions contemplated hereby.

4.6 Litigation.  There are no proceedings pending or, to the knowledge of the Assignee, threatened against the Assignee which (i) seek to restrain or enjoin the consummation of the Agreement or the transactions contemplated hereby or (ii) could reasonably be expected to have a material adverse effect on the Assignee or its abilities to perform its obligations under the Agreement and the other agreements and instruments to be executed and delivered by the Assignee in connection with the transactions contemplated hereby.

4.7 Risks Related to Hazardous Materials.  The Assignee shall assume all risks that the Leases may contain waste materials or other adverse physical conditions, including, but not limited to, the presence of unknown abandoned oil and gas wells, water wells, sumps, pits, pipelines or other waste or spill sites. At Closing, all responsibility and liability related to all such conditions, whether known or unknown, fixed or contingent, will be transferred from the Assignor to the Assignee.

ARTICLE 5

COVENANTS OF THE ASSIGNOR PRIOR TO CLOSING

5.1 Required Approvals.  As promptly as practicable after the date of this Agreement, the Assignor shall make all filings required by foreign or local law to be made by them in order to consummate the transactions contemplated hereby.  The Assignor shall cooperate with the Assignee with respect to all filings that the Assignee elects to make or is required by law to make in connection with the transactions contemplated hereby.

5.2 Prohibited Actions.  Except as provided herein below, in no event, without the prior written consent of the Assignee, shall the Assignor:

(a) permit any of the Leases to be subjected to any claim or encumbrance, except claims or encumbrances that the Assignor believes, in its sole judgment, are necessary to continue development of the Leases in the ordinary course of business and consistent with past practice;

(b) waive any claims or rights respecting the Leases, or sell, transfer, or otherwise dispose of any of the Leases; or

(c) dispose of any interest in any of the Leases, or permit any rights in any of the Leases to lapse into default or in non-compliance with all and any regulatory or governmental requirement.

5.3 Access.  From the date of this Agreement to the Closing Date, the Assignor shall provide the Assignee with such information and access as the Assignee may from time to time reasonably request regarding the properties subject to the Leases.

ARTICLE 6

CONDITIONS TO THE ASSIGNOR’S OBLIGATIONS

Each of the obligations of the Assignor to be performed hereunder shall be subject to the satisfaction (or waiver by the Assignor) at or prior to the Closing Date of each of the following conditions:

6.1 Representations and Warranties; Performance.  The Assignee shall have performed and complied in all respects with the covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing Date, the representations and warranties of the Assignee set forth in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made at and as of the Closing Date (except as otherwise expressly contemplated by this Agreement), and the execution and delivery of this Agreement by the Assignee and the consummation of the transactions contemplated hereby shall have been duly and validly authorized by the Assignee’s Board of Directors.

6.2 Consents.  All required approvals, consents and authorizations shall have been obtained.

6.3 Litigation.  No Litigation shall be threatened or pending against the Assignee or the Assignor that, in the reasonable opinion of counsel for the Assignor, could result in the restraint or prohibition of any such party, or the obtaining of damages or other relief from such party, in connection with this Agreement or the consummation of the transactions contemplated hereby.

6.4 Documents Satisfactory in Form and Substance.  All agreements, certificates, and other documents delivered by the Assignee to the Assignor hereunder shall be in form and substance satisfactory to counsel for the Assignor, in the exercise of such counsel’s reasonable judgment.

6.5 Due Diligence.  The Assignor shall have completed its due diligence review of the Assignee and shall have been satisfied with the findings thereof.

ARTICLE 7

CONDITIONS TO THE ASSIGNEE’S OBLIGATIONS

Each of the obligations of the Assignee to be performed hereunder shall be subject to the satisfaction (or the waiver by the Assignee) at or prior to the Closing Date of each of the following conditions:

7.1 Representations and Warranties; Performance.  The Assignor shall have performed and complied in all respects with the covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing Date, the representations and warranties of the Assignor set forth in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made at and as of the Closing Date (except as otherwise expressly contemplated by this Agreement), and the execution and delivery of this Agreement by the Assignor and the consummation of the transactions contemplated hereby shall have been duly and validly authorized by the Assignor.

7.2 Consents.  All required approvals, consents and authorizations shall have been obtained.

7.3 No Litigation.  No Litigation shall be threatened or pending against the Assignee or the Assignor that, in the reasonable opinion of counsel for the Assignee, could result in the restraint or prohibition of any such party, or the obtaining of damages or other relief from such party, in connection with this Agreement or the consummation of the transactions contemplated hereby.

7.4 Due Diligence.  The Assignee shall have completed its due diligence review of the Leases and shall have been satisfied with the findings thereof.

7.5 Proof of Ownership of the Assets.  The Assignor shall have delivered to the Assignee copies of instruments evidencing its ownership of the Leases.

ARTICLE 8

COVENANTS OF THE ASSIGNOR AND THE ASSIGNEE FOLLOWING CLOSING

8.1 Transfer, Documentary Taxes.

(a) All sales, transfer, and similar taxes and fees (including all recording fees, if any) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Assignor and the Assignor shall file all necessary documentation with respect to such taxes.

8.2 Further Assurances.  Subject to the terms and conditions of this Agreement, each party agrees to use all of its reasonable efforts to take, or cause to be taken, all actions and to do or cause to be done, all things necessary and proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including the execution and delivery of such further instruments and documents) as the other party may reasonably request.

8.3 Nondisclosure of Proprietary Data.  The Parties shall hold in a fiduciary capacity for the benefit of each other all secret or confidential information, knowledge or data relating to each other or any of their affiliated companies, and their respective businesses, which shall not be or become public knowledge.  Neither Party, without the prior written consent of the other, or as may otherwise be required by law or legal process, shall communicate or divulge either before or after the Closing Date any such information, knowledge or data to anyone other than the other Party and those designated by the other Party in writing, or except as required by applicable law.

ARTICLE 9

SURVIVAL AND INDEMNITY

9.1 Survival of Representations, Warranties, etc.  Each of the representations, warranties, agreements, covenants and obligations herein is material and shall be deemed to have been relied upon by the other party or parties and shall survive for a period of twelve (12) months after the Closing and shall not merge in the performance of any obligation by any party hereto.  All rights to indemnification contained in this Agreement shall survive the Closing indefinitely.

9.2 Indemnification by the Assignor and Assignee.  The parties shall indemnify, defend, and hold harmless each other, and the each others representatives, stockholders, controlling persons and affiliates, at, and at any time after, the Closing, from and against any and all demands, claim, actions, or causes of action, assessments, losses, damages (including incidental and consequential damages), liabilities, costs, and expenses, including reasonable fees and expenses of counsel, other expenses of investigation, handling, and litigation , and settlement amounts, together with interest and penalties (collectively, a “Loss” or “Losses”), asserted against, resulting to, imposed upon, or incurred by the either party, directly or indirectly, by reason of, resulting from, or arising in connection with: (i) any breach of any representation, warranty, or agreement of either party contained in or made pursuant to this Agreement, including the agreements and other instruments contemplated hereby; (ii) any breach of any representation, warranty, or agreement of either party contained in or made pursuant to this Agreement, including the agreements and other instruments contemplated hereby, as if such representation or warranty were made on and as of the Closing Date; (iii) any claim by any person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with either party in connection this Agreement or any of the transactions contemplated hereby; and (iv) to the extent not covered by the foregoing, any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including reasonable fees and expenses of counsel, other expenses of investigation, handling, and litigation and settlement amounts, together with interest and penalties, incident to the foregoing.

The remedies provided in this Section 9.2 will not be exclusive of or limit any other remedies that may be available to the either party to this Agreement.

ARTICLE 10

TERMINATION

10.1 Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written consent of the Assignor and the Assignee;

(b) by either the Assignor or the Assignee if (i) there shall have been a material breach of any representation, warranty, covenant or agreement set forth in this Agreement, on the part of the Assignee, in the case of a termination by the Assignor, or on the part of the Assignor, in the case of a termination by the Assignee, which breach shall not have been cured, in the case of a representation or warranty, prior to Closing or, in the case of a covenant or agreement, within ten (10) business days following receipt by the breaching party of notice of such breach, or (ii) any permanent injunction or other order of a court or other competent authority preventing the consummation of the transactions contemplated hereby shall have become final and non-appealable;

(c) by either the Assignor or the Assignee if the transactions contemplated hereby shall not have been consummated on or before the Closing Date; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the consummation of the transactions contemplated hereby to have occurred on or before the aforesaid date; or

(d) By the Assignee in the event of an uncured Title Defect as provided in Section 2.2 of this Agreement.

10.2 Effect of Termination.  Each party’s right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 10.1, unless otherwise specified in this Agreement, all further obligations of the parties under this Agreement will terminate; provided, however, that if this Agreement is terminated by a party because of the breach of this Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s rights to pursue all legal remedies will survive such termination unimpaired.

ARTICLE 11

MISCELLANEOUS

11.1 Entire Agreement.  This Agreement, and the other certificates, agreements, and other instruments to be executed and delivered by the parties in connection with the transactions contemplated hereby, constitute the sole understanding of the parties with respect to the subject matter hereof and supersede all prior oral or written agreements with respect to the subject matter hereof.

11.2 Parties Bound by Agreement; Successors and Assigns.  The terms, conditions, and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

11.3 Amendments and Waivers.  No modification, termination, extension, renewal or waiver of any provision of this Agreement shall be binding upon a party unless made in writing and signed by such party.  A waiver on one occasion shall not be construed as a waiver of any right on any future occasion.  No delay or omission by a party in exercising any of its rights hereunder shall operate as a waiver of such rights.

11.4 Severability.  If for any reason any term or provision of this Agreement is held to be invalid or unenforceable, all other valid terms and provisions hereof shall remain in full force and effect, and all of the terms and provisions of this Agreement shall be deemed to be severable in nature.  If for any reason any term or provision containing a restriction set forth herein is held to cover an area or to be for a length of time which is unreasonable, or in any other way is construed to be too broad or to any extent invalid, such term or provision shall not be determined to be null, void and of no effect, but to the extent the same is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under applicable law.

11.5 Attorneys’ Fees.  Should any party hereto retain counsel for the purpose of enforcing, or preventing the breach of, any provision hereof including, but not limited to, the institution of any action or proceeding, whether by arbitration, judicial or quasi-judicial action or otherwise, to enforce any provision hereof or for damages for any alleged breach of any provision hereof, or for a declaration of such party’s rights or obligations hereunder, then, whether such matter is settled by negotiation, or by arbitration or judicial determination, the prevailing party shall be entitled to be reimbursed by the losing party for all costs and expenses incurred thereby, including, but not limited to, reasonable attorneys’ fees for the services rendered to such prevailing party.

11.6 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

11.7 Headings.  The headings of the sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

11.8 Notices.  All notices, requests, demands, claims, and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given five business days after such notice, request, demand, claim or other communication is sent, if sent by registered or certified mail, return receipt requested, postage prepaid; and, in any case, all such communications must be addressed to the intended recipient at the address set forth on the first page of this Agreement.  Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

11.9 Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Nevada without giving effect to the principles of choice of law thereof.

11.10 Arbitration.  Any dispute arising under or in connection with any matter related to this Agreement or any related agreement shall be resolved exclusively by arbitration in the State of Florida.  The arbitration shall be in conformity with and subject to the applicable rules and procedures of the American Arbitration Association.  All parties agree to be (1) subject to the jurisdiction and venue of the arbitration in the State of Florida, (2) bound by the decision of the arbitrator as the final decision with respect to the dispute, and (3) subject to the jurisdiction of the Superior Court of the State of Florida for the purpose of confirmation and enforcement of any award made by the arbitrator or for any actions seeking injunctive relief.

11.11 References, etc.

(a) Whenever reference is made in this Agreement to any Article, Section, or paragraph, such reference shall be deemed to apply to the specified Article, Section or paragraph of this Agreement.

(b) Wherever reference is made in this Agreement to a Schedule, such reference shall be deemed to apply to the specified Schedule attached hereto, which are incorporated into this Agreement and form a part hereof.  All terms defined in this Agreement shall have the same meaning in the Schedules attached hereto.

(c) Any form of the word “include” when used herein is not intended to be exclusive (e.g., “including” means “including, without limitation”).

11.12 No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

11.13 No Third Party Beneficiary Rights.  No provision in this Agreement is intended or shall create any rights with respect to the subject matter of this Agreement in any third party.

11.14 Such Other Acts.  The parties hereto shall do all things, take such acts and execute such documents as are necessary to give effect to the intention herein contemplated.

11.15 Electronic Means.  Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date first indicated above.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first indicated above.

LANGOLD ENTERPRISES LIMITED

Authorized Signatory

By: Authorized Signatory

LIBERTY ENERGY CORP.

Ian Spowart

By: Authorized Signatory

EXHIBIT A

BASTROP COUNTY

1.  122.4 acres located in the Bastrop Town Tract, Abstract No. 11, Bastrop County, TX, divided into three adjoining tracts of 60.018 acres, 27.312 acres, and 35.084 acres.  Recorded in Volume 797, Page 718, and Volume 228, Page 435 in the Deed Records of Bastrop County,Texas.

Terms:   3 years

100% WI (working interest) with 80% NRI (Net Revenue Interest) to Liberty Energy Corp.

2.  177.088 acres located in the T. J. Hardeman Survey A 203, in Bastrop County, Texas.   Deed recorded in Volume 784 at page 254 in the Deed Records of Bastrop County, Texas

Terms: 3 years

100% WI and 80% NRI to Liberty Energy Corp.

CALDWELL COUNTY

1.  Partial assignment of Oil and Gas Lease.  106.5 acres of land in the Gerron Hinds League in Caldwell County, Texas described in two tracts in deed from O. W Biggs and wife, Lillie V. Biggs to lessor herein dated March 8, 1966, and recorded in Volume 314 at page 164 of the Deed Records of Caldwell County, Texas.

     A.  This agreement includes the bore of the Power Energy Exploration Company - Dillon Hall No. 1 abandoned well located thereon and its casing.

1.

 For this well only, Liberty Energy Corp. will receive a 100% WI and a 75% NRI lease in the five acre tract.

     B.  The remaining acreage, 101.5 acres, will covey a 100% WI and an 80% NRI lease to Liberty Energy Corp.

Terms:  3 years

2.  110 acres located in the Sampson Connell Survey, A-63, Caldwell County, TX.  Deed recorded in Volume 530 at page 612 in the Deed Records of Caldwell County, TX.

Terms:  3 years

100% WI and 80% NRI to Liberty Energy Corp.

3.  49.469 acres located in the G. W. James Survey, Caldwell County.  Deed recorded in Volume 376, Page 915, in the Deed Records of Caldwell County.

Terms:  3 years

100% WI and 80% NRI to Liberty Energy Corp.

4.  267.4 acres located in the Jasper Gilbert Survey, Caldwell County, Tx.  Deed recorded in Volume 197, Page 891, in the Deed Records of Caldwell County, Texas.

Terms:  3 years

100% WI and 80% NRI to Liberty Energy Corp.

5.  93.468 acres located in the A100 Evans, Wistar, Caldwell County, TX.   Deed recorded in volume 499, Page 565 in the Deed Records of Caldwell County, TX

Terms:  3 years

100% WI and 80% NRI to Liberty Energy Corp.

EASTLAND COUNTY

1.   112.875 acres more or less out of and part of the N. W. 1/4 of Section 24, Block 2, H & C. R. R. Co., Survey, Abstract 805, in Volume 340, Page 288 of the Deed Records of Eastland County, TX

Terms:  3 years

100% WI and 80% NRI to Liberty Energy Corp.